UNISOURCE ENERGY CORPORATION
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                                                        Three Months Ended
                                                           September 30,
                                                         1998        1997
                                                        ------      ------
                                                     - Thousands of Dollars -
                                                     (except per share data)

BASIC EARNINGS PER SHARE:

 Net Income                                            $33,673     $43,415

 Average Shares of Common Stock Outstanding             32,157      32,136
                                                      ---------    --------

Basic Earnings Per Share                               $  1.05     $  1.35
                                                      =========    ========


DILUTED EARNINGS PER SHARE:

 Net Income                                            $33,673     $43,415

 Average Shares of Common Stock Outstanding             32,157      32,136
 Effect of Dilutive Securities:
  Warrants*                                                  -          59
  Options                                                   59         130
                                                      ---------    --------
 Total Shares                                           32,216      32,325
                                                      ---------    --------

Diluted Earnings Per Share                             $  1.05     $  1.34
                                                      =========    ========

*The Warrants are for TEP common stock. However, the dilutive effect is the same as it would be if the Warrants were for UniSource Energy's Common Stock.














UNISOURCE ENERGY CORPORATION
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                                                         Nine Months Ended
                                                           September 30,
                                                         1998        1997
                                                        ------      ------
                                                     - Thousands of Dollars -
                                                     (except per share data)

BASIC EARNINGS PER SHARE:

 Net Income                                            $27,696     $84,808

 Average Shares of Common Stock Outstanding             32,144      32,138
                                                      ---------    --------

Basic Earnings Per Share                               $  0.86     $  2.64
                                                      =========    ========


DILUTED EARNINGS PER SHARE:

 Net Income                                            $27,696     $84,808

 Average Shares of Common Stock Outstanding             32,144      32,138
 Effect of Dilutive Securities:
  Warrants*                                                105          20
  Options                                                  116          61
                                                      ---------    --------
 Total Shares                                           32,365      32,219
                                                      ---------    --------

Diluted Earnings Per Share                             $  0.86     $  2.63
                                                      =========    ========

*The Warrants are for TEP common stock. However, the dilutive effect is the same as it would be if the Warrants were for UniSource Energy's Common Stock.